Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Tesoro Logistics LP 2011 Long-Term Incentive Plan of our report dated February 25, 2016, with respect to the combined consolidated statements of Tesoro Logistics LP and the effectiveness of internal control over financial reporting of Tesoro Logistics LP included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Antonio, Texas
November 2, 2016